UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549


                            -------------------


                                 FORM 8-K


                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



     Date of Report (Date of earliest event reported):  February 15, 1995





                       PRUDENTIAL REALTY TRUST
          (Exact name of Registrant as specified in its charter)



         Massachusetts            1-8965              22-6400284
         (State or other       (Commission         (IRS Employer
          jurisdiction)         File Number)     Identification No.)



              Prudential Plaza, Newark, New Jersey      07102
           (Address of principal executive offices)  (Zip Code)



                             (201) 802-4302
           (Registrant's Telephone Number, including area code)

Item 5.  Other Events

Prudential Realty Trust announced that its Board of Trustees declared a dividend of $0.09 per Income Share (NYSE symbol - PRTpfd) from
Distributable Cash. The dividend is payable on March 1, 1995 to Income Shareholders of record on February 21, 1995.

The Trust announced a Net Loss for the quarter ended December 31, 1994 of approximately $-37,782 and Distributable Cash of approximately $1,002,150. The amount of cash available for distribution exceeded Net Income due primarily to non-cash charges for depreciation of properties. The Trust realized Net Loss per Income Share (PRTpfd) of approximately $-0.003 and Distributable Cash per Income Share (PRTpfd) of $0.09.

A summary of the Trust's comparative financial results follows:

                                         Quarter Ended December 31,

                                            1994           1993
Net loss                                $   -37,782    $-17,450,171

Distributable Cash                      $ 1,002,150    $    445,400

Net loss per Income Share (PRTpfd)          $-0.003          $-0.04

Distributable Cash per Income Share           $0.09           $0.04
                         (PRTpfd)


                                    Twelve Months Ended December 31,

                                           1994             1993
Net income                              $   197,140    $ -18,783,321

Distributable Cash                      $ 3,006,450    $   1,781,600

Net income per Income Share (PRTpfd)          $0.02           $-1.69

Distributable Cash per Income Share           $0.27           $ 0.16
                         (PRTpfd)


Net income of $197,140 for 1994 was $18,980,461 greater than the net loss of $-18,783,321 for 1993. This was due primarily to the 1993 impairment loss totalling $16,985,453 on the Trust's Maple Plaza property. There is no loss on impairment for the year ended December 31, 1994.

The Trust approved the engagement of J.P. Morgan Securities, Inc. to begin to solicit bids for the Shares of the Trust or its assets, in the form of cash and/or stock. This action is consistent with the Trust's finite life and originally scheduled termination.

The independent appraisal of the Trust's properties estimates the total appraised value to be $73.7 million as of December 31, 1994. This reflects a 13.0% increase in market value from the December 31, 1993 appraisal estimate, attributable principally to the increased occupancy at the Trust's properties.

Of the 1994 dividends paid to Income Shareholders totalling $.22 per Income Share, 31.0% is taxable as ordinary income and 69.0% is a return of capital.

                            S I G N A T U R E




Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                       Prudential Realty Trust
                                           (Registrant)





Date: February 15, 1995            By: /s/ Joseph M. Selzer
                                       Joseph M. Selzer
                                       Vice President, Trustee,
                                       Treasurer and Principal
                                       Financial Officer























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